Exhibit 5.1

May 23, 2023

CEVA, Inc.

15245 Shady Grove Road, Suite 400,

Rockville, MD

Re:	Amended and Restated 2011 Stock Incentive Plan and Inducement Award

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by CEVA, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on May 23, 2023 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 1,253,482 shares of the common stock (the “Common Stock”) of the Company, $0.001 par value (collectively, the “Shares”), reserved for issuance under (i) the Company’s Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan”) and (ii) the inducement award granted to Amir Panush, the Company’s Chief Executive Officer, pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules (the “Inducement Award”).

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the reservation of the Shares pursuant to the 2011 Plan and the Inducement Award.

It is our opinion that the Shares which may be issued and sold by the Company pursuant to the 2011 Plan and the Inducement Award, when issued and sold in the manner referenced in the Registration Statement, will be legally and validly issued, fully paid and nonassessable. For the purpose of the opinion rendered above, we have assumed that in connection with the issuance of the Shares under the 2011 Plan and the Inducement Award, the Company will receive consideration in an amount not less than the aggregate par value of the Common Stock covered by each such issuance.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP